Fuel Systems Solutions Reports Fourth Quarter and Year End 2009 Results

  Fourth Quarter Revenue up 94% year-over-year to $163.7 million; Operating Margin Expands to 20% -

  2009 Revenue up 18% year-over-year to $452.3 million; Operating Margin Expands to 18% -

NEW YORK, N.Y., March 4, 2010 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its fourth quarter and full year ended December 31, 2009.

Mariano Costamagna, Fuel Systems' CEO, said, "We ended 2009 with an exceptional fourth quarter that concluded an important year for Fuel Systems. We delivered 2009 revenue of $452.3 million, representing an 18% increase from 2008, with our automotive business leading our growth. Additionally, we made selected strategic acquisitions throughout the year that strengthened both our product suite and our manufacturing platform."

Mr. Costamagna added, "We enter 2010 very well-positioned to compete as a leader in a growing, global sector. Gaseous fuel vehicles provide immediate, real world solutions for reduced emissions, displacing petroleum and generating customer savings. While discrete stimulus initiatives can impact short-term adoption, these qualities are what has driven and will continue to drive increasing worldwide penetration over the medium term. Our alternative fuel products and technology are applied across a wide range of industrial and transportation end user markets, and our consolidated OEM relationships, technology leadership and global platform position us as an ideal partner to support our customers' alternative fuel strategies. We are focused on capturing the sustained growth opportunities offered by our transportation and industrial businesses."

Matthew Beale, Fuel Systems' President, CFO and Secretary, said, "During 2009, we proved the flexibility of our distribution capability, scaling our DOEM capacity to facilitate rapid deployment of multiple bi-fuel models for our OEM customers. Growing OEM participation has raised the visibility and availability of this technology and allowed gaseous fuel vehicles to emerge as a viable product segment in the new vehicle market. We will work closely with our OEM partners in 2010 as they define and implement their regional and global alternative fuel strategies. We are also focused on the automotive aftermarket, anticipating that rising crude prices and gradual economic recovery should begin to translate into increased volumes following large declines in 2009. We expect some rebound in our industrial business, which we are poised to capture with an expanded technology, product and customer platform. And we will continue to pursue acquisitions that complement and accelerate our core organic growth strategy."

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2009 was $163.7 million, including approximately $10 million of revenue as a result of foreign exchange impact, compared to $84.3 million in the fourth quarter of 2008. The year-over-year revenue increase was attributable primarily to growth in DOEM installations in the Italian marketplace as the uncertain future of the Italian vehicle incentive environment drove near-term demand, and to a lesser extent by the inclusion of revenues from 2009 acquisitions. Gross profit for the fourth quarter 2009 was $56.2 million, or 34% of revenue, compared to $21.9 million, or 26% of revenue a year ago, reflecting the aforementioned revenue growth and economies of scale. Operating income for the period totaled $33.4 million, or 20% of revenue, compared to $4.3 million, or 5% of revenue, in the fourth quarter of 2008. Net income for the fourth quarter 2009 was $19.9 million, or $1.12 per diluted share, compared to $641,000, or $0.04 per diluted share in the fourth quarter 2008.

Full Year 2009 Financial Results

For the year ended December 31, 2009, total revenues were $452.3 million, compared to $382.7 million for 2008. Net income for the year was $49.8 million, compared to $23.3 million for 2008, which included $3.9 million non-cash goodwill impairment charge recorded in the second quarter 2008. 2009 earnings per share were $2.95 per diluted share, compared to $1.48 per diluted share in 2008. On segment basis in 2009, revenues from BRC Operations, primarily representing the company's transportation business, increased 31% to $381.3 million from 2008, and revenues from IMPCO Operations, primarily representing the company's industrial business, decreased 22% to $71.0 million from 2008. BRC 2009 operating income increased $43.9 million from 2008 to $93.7 million; IMPCO experienced a 2009 operating loss of $6.2 million compared to operating income of $4.1 million in 2008. A table presenting operating segment data is included in this press release.

Company Outlook

"We expect demand for new bi-fuel vehicles in Italy to remain strong in 2010; however, having factored no benefits from subsidies into our outlook for Italy, we do not expect this market to repeat its 2009 performance. In 2010, we anticipate greater international expansion of our OEM and DOEM activities as gaseous fuel vehicles continue to gain traction as an emerging segment of the new vehicle market. Our propane and natural gas systems will be featured in several vehicle platforms offered in European Markets as well as in India, Pakistan and Venezuela. In the aftermarket, we expect strengthening trends in Europe, Asia and Latin American. Lastly, our industrial business is poised for renewed growth through our expanded product offering and new customer relationships in several product markets," concluded Beale.

Based on the current market outlook, the company expects full year 2010 revenue to be between $400 million and $450 million. The company is targeting 2010 gross margin between 28% and 30% and 2010 operating margin to be between 12% and 14%. This outlook includes an expectation of approximately 130,000 to 140,000 DOEM installations, compared to 183,000 completed in 2009, based upon the expiration of 2009 subsidy programs.

Given continued momentum into the first quarter of 2010 from bi-fuel vehicle orders placed prior to the expiration of subsidies in Italy, the company expects first quarter 2010 revenues to be consistent with quarterly levels experienced during the second half of 2009.

Conference Call

The company will host a conference call today, March 4th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its fourth quarter and year end 2009 financial results. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The pass code for the conference call will be 55251976. The call is also being webcast and can be accessed from the "Investor Relations" section of the company's website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight ET on March 17th by dialing 800-642-1687 or 706-645-9291 and entering pass code 55251976#. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company's sales and its ability to achieve 2010 revenue between $400 million and $450 million with gross profit margin between 28 percent and 30 percent and operating margin between 12 percent and 14 percent, as well its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that we cannot integrate the acquired assets into our business promptly and efficiently, that the patents or certifications acquired are insufficient or not useable by us, that expected sales do not materialize, that changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, original equipment automobile manufacturers do not adopt the Company's fuel systems as expected, that expected sales not based on long-term contracts will materialize, that changes in emissions regulations will not significantly impact demand for the Company's products, that reduction in oil prices will reduce the demand for our products and that currency fluctuations will reduce our revenue or financial condition. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2008 and Form 10-Q for the quarter ended September 30, 2009. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Matthew Beale, President, CFO, & Secretary

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com

(415) 433-3777

- Tables Follow -

FUEL SYSTEMS SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$ 46,519	$ 26,477
Accounts receivable less allowance for doubtful accounts of $3,159 and $3,293 at December 31, 2009 and December 31, 2008, respectively	132,603	70,009
Inventories	90,367	92,610
Deferred tax assets, net	9,217	5,734
Other current assets	8,647	5,749
Related party receivables	2,915	69

Total current assets	290,268	200,648

Equipment and leasehold improvements, net	40,767	27,672
Goodwill	54,209	41,295
Deferred tax assets, net	107	174
Intangible assets, net	24,053	10,021
Investment in unconsolidated affiliates	4,058	3,334
Other assets	3,051	4,183
Related party receivables	599	-

Total Assets	$ 417,112	$ 287,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 73,837	$ 65,224
Accrued expenses	40,384	20,342
Income taxes payable	15,788	13,870
Current portion of term loans and debt	7,240	7,075
Deferred tax liabilities, net	917	112
Related party payables	10,293	11,263

Total current liabilities	148,459	117,886
Term and other loans	12,167	4,927
Other liabilities	7,551	6,256
Deferred tax liabilities, net	5,707	4,301

Total Liabilities	173,884	133,370

Commitments & Contingencies

Stockholders' Equity:
Fuel Systems Stockholders' Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at December 31, 2009 and 2008	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares; 17,625,812 issued and 17,610,320 outstanding at December 31, 2009; and 15,801,745 issued and 15,749,783 outstanding at December 31, 2008	18	16
Additional paid-in capital	257,627	220,270
Shares held in treasury, 15,492 and 51,962 shares at December 31, 2009 and 2008, respectively	(654)	(1,399)
Accumulated deficit	(29,506)	(79,354)
Accumulated other comprehensive income	15,743	14,422

Total Fuel Systems Stockholders' Equity	243,228	153,955
Non-controlling interests	-	2

Total Equity	243,228	153,957

Total Liabilities and Stockholders' Equity	$ 417,112	$ 287,327

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue	$ 163,717	$ 84,274	$ 452,325	$ 382,697
Cost of revenue	107,547	62,399	303,789	274,060

Gross profit	56,170	21,875	148,536	108,637
Operating expenses:
Research and development expense	5,098	2,833	15,151	11,069
Selling, general and administrative expense	17,691	14,720	53,079	47,562
Goodwill impairment loss	-	-	-	3,907

Total operating expenses	22,789	17,553	68,230	62,538

Operating income	33,381	4,322	80,306	46,099
Other income (expense), net	381	(1,071)	4,615	(1,865)
Interest (income)	159	-	420	845
Interest (expense)	(700)	(71)	(2,329)	(1,359)

Income from operations before income taxes, equity share in income of unconsolidated affiliates and extraordinary gain	33,221	3,180	83,012	43,720
Equity share in income of unconsolidated affiliates	358	435	852	454
Income tax expense	(13,712)	(2,974)	(34,023)	(20,161)

Income net of tax, before extraordinary gain	19,867	641	49,841	24,013
Extraordinary gain	-	-	-	243

Net Income	19,867	641	49,841	24,256
Less: Net Income attributed to non-controlling interests	(2)	-	(2)	(914)

Net Income attributable to Fuel Systems	19,865	641	49,839	23,342

Basic earnings per share:
Income before extraordinary gain	$ 1.13	$ 0.04	$ 2.96	$ 1.47

Extraordinary gain	$ -	$ -	$ -	$ 0.02

Net income	$ 1.13	$ 0.04	$ 2.96	$ 1.49

Diluted earnings per share:
Income before extraordinary gain	$ 1.12	$ 0.04	$ 2.95	$ 1.46

Extraordinary gain	$ -	$ -	$ -	$ 0.02

Net income	$ 1.12	$ 0.04	$ 2.95	$ 1.48

Number of shares used in per share calculation:
Basic	17,599	15,746	16,847	15,649

Diluted	17,675	15,835	16,923	15,789

FUEL SYSTEMS SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:

Net income	$ 49,841	$ 24,256
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles arising from acquisitions	4,108	2,784
Depreciation and other amortization	8,087	6,502
Provision for doubtful accounts	567	1,268
Provision for inventory reserve	9,596	5,366
Goodwill impairment loss	-	3,907
Extraordinary gain	-	(243)
Provision for loan to unconsolidated affiliate	343	1,650
Equity share in income of unconsolidated affiliates	(852)	(454)
Gain on Acquisition	(1,422)	-
Compensation expense related to stock option and restricted stock grants	329	419
Unrealized (gain) loss on foreign exchange transactions	(1,541)	396
Loss on disposal of assets	357	341
Dividends from unconsolidated affiliates	196	228
Changes in assets and liabilities
Increase in deferred income taxes	(3,943)	(4,475)
Increase in accounts receivable	(51,366)	(21,906)
Decrease (increase) in inventories	17,319	(29,841)
(Increase) decrease in other current assets	(977)	(2,290)
(Increase) decrease in other assets	(1,131)	(441)
(Decrease) increase in accounts payable	(789)	17,371
Increase (decrease) in accrued expenses	5,973	16,300
Increase (decrease) in long-term liabilities	759	618
(Receivables from)/payables to related party - net	(2,753)	4,625

Net cash provided by operating activities	32,701	26,381

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(12,928)	(10,675)
Acquisitions, net of cash acquired	(29,209)	(8,504)
Proceeds from sale of assets	228	129

Net cash used in investing activities	(41,909)	(19,050)

Cash flows from financing activities:
Decrease in revolving lines of credit, net	(156)	(847)
Payments on term and other loans	(18,036)	(4,567)
Proceeds from term loans	19,757	-
Proceeds from issuance of common stock, net of expense of $2.3 million	27,720	-
Payments of capital lease obligations	(358)	(505)
(Purchase of) proceeds from the sale of common shares held in trust, net	(20)	(100)
Dividends paid to non-controlling interests in consolidated subsidiaries	-	(900)
Proceeds from exercise of stock options and warrants	248	2,403

Net cash provided by (used in) financing activities	29,155	(4,516)

Effect on cash of changes in exchange rates	95	(3,135)
Net increase (decrease) in cash and cash equivalents	20,042	(320)
Cash and cash equivalents at beginning of period	26,477	26,797

Cash and cash equivalents at end of period	$ 46,519	$ 26,477

FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In Thousands)

		REVENUE			REVENUE
	Three months ended December 31,			Years ended December 31,
	2009		2008	2009		2008
IMPCO Operations	22,432		17,760	71,023		91,359
BRC Operations	141,285		66,514	381,302		291,338
Total	163,717		84,274	452,325		382,697

	OPERATING INCOME/(LOSS)			OPERATING INCOME/(LOSS)
	Three months ended December 31,			Years ended December 31,
	2009		2008	2009		2008
IMPCO Operations	(3,347)		(2,064)	(6,210)		4,120
BRC Operations	38,423		8,206	93,690		49,767
Corporate	(1,695)		(1,820)	(7,174)		(7,788)
Total	33,381		4,322	80,306		46,099

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